IN THE CIRCUIT COURT OF COOK COUNTY, ILLINOIS
COUNTY DEPARTMENT, CHANCERY DIVISION

Case No. 03 CH 10759
(Consolidated with 03 CH 11575)
Hon. Peter Flynn

HARRY DUNLOP and MARILYN CLARK,
Individually and Derivatively On Behalf of Nominal
Defendant SARA LEE CORPORATION,

Plaintiff,

vs.

C. STEVEN MCMILLAN, LAMBERTUS M.
DEKOOL, J.T. BATTENBERG, III,
CHARLES W. COKER, JAMES S. CROWN,
WILLIE D. DAVIS, VERNON E. JORDAN, JR.,
JAMES L. KETELSEN, CORNELIUS J.A.
VAN LEDE, HANS B. VAN LIEMT,
JOAN D. MANLEY, CARY D. MCMILLAN,
FRANK MEYSMAN, ROZANNE L.
RIDGWAY, and RICHARD L. THOMAS,

Defendants,

and

SARA LEE CORPORATION, a Maryland corporation,

Nominal Defendant.

NOTICE OF SETTLEMENT OF SHAREHOLDER DERIVATIVE LITIGATION

TO: ALL CURRENT HOLDERS OF STOCK ISSUED BY SARA LEE CORPORATION AS OF JULY 30, 2009

YOU ARE HEREBY NOTIFIED that Sara Lee Corporation (“Sara Lee”), along with the Plaintiffs and the Individual Defendants, have reached an agreement in principle to settle (the “Settlement”) the shareholder derivative action (the “Action”) captioned above brought in the Circuit Court of Cook County on June 26, 2003, and that the Court has entered an order preliminarily approving the Settlement as being in the best interests of Sara Lee. The final settlement is contingent upon the entry of a final judgment by the Court following a hearing, as described below. The agreement to the terms of the Settlement does not constitute an admission of liability on the part of Sara Lee or any of the Defendants.

Plaintiffs’ Amended Consolidated Shareholder Derivative Complaint (the “Amended Complaint”) alleged breach of fiduciary duty, insider trading and gross mismanagement against certain Sara Lee officers and directors in connection with Sara Lee’s Reshaping Program, acquisition of Earthgrains Company, revenue recognition, financial statements and projections, compensation, and stock sales. Sara Lee and the Individual Defendants contend that all of the issues complained of in the Amended Complaint are unfounded; that the Company and the Individual Defendants acted in a justifiable manner in acquiring Earthgrains; that there was not any revenue recognition manipulation or deficient internal controls; that there were not any inaccurate, false or misleading financial statements or projections; that the compensation to senior officers was not excessive; and that there is no evidence to support that anyone engaged in improper insider trading. Sara Lee and the Individual Defendants also contend that legal and factual defenses exist to all of the allegations, including, that the Plaintiffs lack standing under applicable law to bring suit.

Under the terms of the settlement, Sara Lee has agreed to implement or maintain a number of corporate governance enhancements directed toward promoting the continued best practices and high standards of corporate operations and financial reporting, as well as the ongoing education and independence of members of Sara Lee’s Board of Directors (the “Board”). These enhancements include, among other things, Sara Lee’s commitment to appropriate review and oversight of executive compensation, financial reporting, capital expenditures, internal controls, and investigation of complaints.

The Settlement also provides that Sara Lee will not object to any application of a request by Plaintiffs for a Fee Award, in an amount to be determined by the Court, not to exceed $750,000 (the “Fee Award”), to be funded by insurance proceeds. Plaintiffs’ Counsel have not been paid any fees to date, nor have they been reimbursed for their out-of-pocket expenses. Thus, the Fee Award would compensate Plaintiffs’ Counsel for achieving the benefits of the Settlement on a fully contingent basis.

PLEASE BE FURTHER ADVISED that pursuant to Court order, a hearing will be held on November 17, 2009, at 2:00pm, before the Honorable Peter Flynn of the Circuit Court of Cook County, Illinois, Chancery Division, at the Richard J. Daley Center, 50 West Washington Street, Courtroom 2408, Chicago, Illinois 60602, for the purpose of determining: (a) whether the proposed Settlement is fair, reasonable, adequate and in the best interests of Sara Lee and Current Sara Lee Shareholders, including Plaintiffs, and whether the Settlement should be finally approved by the Court; (b) whether the Final Judgment Order as provided for under the terms of the Stipulation should be entered, dismissing the Amended Complaint filed in the Action with prejudice and to determine whether releases should be provided to the Released Parties, as defined and set forth in the Stipulation of Settlement (the “Stipulation”); (c) whether to approve the Fee Award to Plaintiffs’ Counsel as set forth in the Stipulation; and (d) to rule upon such other matters as the Court may deem appropriate.

The Court has adopted a procedure by which any Current Sara Lee Shareholder may appear and show cause, if he, she or it has any reason why the settlement should not be approved as fair, reasonable and adequate, or why a judgment should or should not be entered hereon, or why attorneys’ fees and expenses should not be awarded. This procedure requires that any Current Sara Lee Shareholder wishing to object must cause to be filed written objections, stating (a) all supporting bases and reasons for the objection, (b) setting forth proof of current ownership of Sara Lee stock as well as documentary evidence of when such stock ownership was acquired, (c) clearly identifying all witnesses, documents and other evidence of any kind that are to be presented at the Final Settlement Hearing in connection with such objections and (d) further setting forth the substance of any testimony to be given by such witnesses. These materials must be filed with: CLERK OF THE COURT, Circuit Court of Cook County, Illinois, Chancery Division, Richard J. Daley Center, 50 West Washington Street, Chicago, Illinois 60602, on or before October 21, 2009. Copies of all such papers must also be served at the same time upon each of the following by first-class mail: EMERSON POYNTER LLP, Scott E. Poynter, The Museum Center, 500 President Clinton Avenue, Suite 305, Little Rock, Arkansas 72201; and JENNER & BLOCK LLP, Howard S. Suskin, 330 N. Wabash Avenue, Suite 4400, Chicago, Illinois 60611. Attendance at the Final Settlement Hearing is not necessary in order for an objection to be considered by the Court; however, Current Sara Lee Shareholders wishing to be heard orally in opposition to the approval of the settlement are required to indicate in their written objection their intention to appear at the Final Settlement Hearing.

Background information on the events relating to the Action and its Settlement can be found in Sara Lee’s periodic filings with the Securities and Exchange Commission. If you are a Current Sara Lee Shareholder, your rights may be affected by the Settlement. Any Current Sara Lee Shareholder who does not make his, her or its objection in substantially the manner described above shall be deemed to have waived such objection and shall forever be foreclosed from (a) making any objections to the fairness, adequacy, or reasonableness of the Settlement or (b) making any objections to the fairness and reasonableness of the Fee Award.

If you have any questions, you may also contact the following:

Scott E. Poynter
Emerson Poynter LLP
The Museum Center
500 President Clinton Ave., Suite 305
Little Rock, AR 72201
Ph. 501.907.2555
Fax 501.907.2556
scott@emersonpoynter.com

PLEASE DO NOT TELEPHONE THE COURT REGARDING THIS NOTICE.

Dated: August 6, 2009

BY ORDER OF THE CIRCUIT COURT OF COOK COUNTY, ILLINOIS,
CHANCERY DIVISION